Calculation of Filing Fee Tables
S-8
AVNET INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $1.00 par value per share	Other	3,000,000	$ 97.51	$ 292,530,000.00	0.0001381	$ 40,398.39
Total Offering Amounts:						$ 292,530,000.00		$ 40,398.39
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 40,398.39
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's Common Stock (the "Common Stock") that become issuable under the Avnet, Inc. 2025 Stock Compensation and Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transactions. (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low prices of the Common Stock on August 10, 2026, as reported on the Nasdaq Global Select Market. (3) The registrant does not have any fee offsets.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources